Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nektar Therapeutics 401(k) Retirement Plan of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Nektar Therapeutics included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Nektar Therapeutics management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nektar Therapeutics, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

August 8, 2007